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Exhibit 10.14

                   Amendment to Change in Control Agreement
                   ----------------------------------------


     AGREEMENT, dated as of June 21, 2001 by and between Alltrista Corporation (the "Company") and one ________________ (the "Executive").

     WHEREAS, the Company and the Executive had entered into that certain letter agreement dated as of February 17, 1997 (the "Prior Agreement").

     WHEREAS, the Company and the Executive desire to amend the Prior Agreement.

     NOW, THEREFORE, the Company and Executive hereby agree as follows:

     1. Section 1 of the Prior Agreement is amended by adding to the end of such section the following provision, and provided further, that notwithstanding the foregoing (including any notice by the Corporation that it does not wish to extend this Agreement), the provisions of Section 6 of this Agreement (and the sections of the Agreement referenced therein, to the extent necessary to carry out the provisions of said Section 6) shall continue in effect indefinitely unless terminated by the mutual agreement of you and the Corporation."

     2. Section 2(ii) of the Prior Agreement is amendment by deleting the parenthetical phrase therein and substituting therefore the following:

     "(other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, including but not limited too Messrs. Martin E. Franklin and Ian G.H. Ashken)."

     3. Section 4(iv)(e) and (f) of the Prior Agreement are amended by adding the phrase "as the same may be increased from time to time" after the phrase "Change in Control of the Corporation" in each place such latter phrase appears in such sections.

     4. The Prior Agreement is hereby amended by adding a new Section 6 thereto to read as follows, and by changing all Section references in the Prior Agreement accordingly:

     "6. Compensation Upon Termination Prior to a Change in Control. Prior to a Change in Control of the Corporation, you shall be entitled to the following benefits upon termination of your employment, provided that such termination occurs during the term of this agreement:

          (i) if your employment by the Corporation shall be terminated by you on account of Constructive Termination (as defined in Section 4(iv) above and as modified below) or by the Corporation other than for
          Cause (as defined in Section 4(iii) above), then you shall be entitled to the benefits described in Section 5(iii) above, provided
                                                                       --------
          however, that for this Section 6 (a) the definition of Constructive
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          Termination shall be modified by deleting all references therein to "a
          Change in Control of the Corporation," "the Change in Control of the Corporation" and all similar references and replacing them with "June 21, 2001" and (b) Section 5(iii) shall be deemed to be modified by (x) substituting the number 1 for the number 3 each time the latter appears therein and substituting the number 12 for the number 36 each time the latter appears therein and (y) disregarding all references therein to "Change in Control of the Corporation."

     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed this _____ day of ______, 2001.

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                                           ALLTRISTA CORPORATION


_______________________________            _______________________
(Alltrista Corporation Officer             Patrick W. Rooney
                                           Chairman, Executive Compensation
                                            Committee


                                           _______________________
                                           (Executive)